Exhibit 99.1

GOOGLE ANNOUNCES FIRST QUARTER 2007 RESULTS

MOUNTAIN VIEW, Calif. – April 19, 2007—Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended March 31, 2007.

“The global growth of our core search and ads business and our focus on building our partnerships drove our strong results in the quarter,” said Eric Schmidt, CEO of Google. “We continued to expand our worldwide footprint, adding important new partners and growing our platform to increase our ability to deliver targeted and measurable ads. The ongoing expansion of our network allows us to improve the user experience through new opportunities and programs.”

Q1 Financial Summary

Google reported revenues of $3.66 billion for the quarter ended March 31, 2007, an increase of 63% compared to the first quarter of 2006 and an increase of 14% compared to the fourth quarter of 2006. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs, or TAC. In the first quarter of 2007, TAC totaled $1.13 billion, or 31% of advertising revenues.

Google reports operating income, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures are described below and are reconciled to the corresponding GAAP measures in the accompanying financial tables.

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GAAP operating income for the first quarter of 2007 was $1.22 billion, or 33% of revenues. This compares to GAAP operating income of $1.06 billion, or 33% of revenues, in the fourth quarter of 2006. Non-GAAP operating income in the first quarter of 2007 was $1.41 billion, or 38% of revenues. This compares to non-GAAP operating income of $1.20 billion, or 37% of revenues, in the fourth quarter of 2006.

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GAAP net income for the first quarter of 2007 was $1.0 billion as compared to $1.03 billion in the fourth quarter of 2006. Non-GAAP net income in the first quarter of 2007 was $1.16 billion, compared to $997 million in the fourth quarter of 2006.

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GAAP EPS for the first quarter of 2007 was $3.18 on 315 million diluted shares outstanding, compared to $3.29 for the fourth quarter of 2006 on 313 million diluted shares outstanding. Non-GAAP EPS in the first quarter of 2007 was $3.68, compared to $3.18 in the fourth quarter of 2006.

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Non-GAAP operating income, non-GAAP net income, and non-GAAP EPS are computed net of stock-based compensation (SBC). In addition, in the fourth quarter of 2006, we excluded from the calculation of non-GAAP net income and EPS tax benefits of $90 million related to the advanced pricing agreement we entered into with the IRS in December 2006 and $43 million related to the 2006

R&D tax credit. In the first quarter of 2007, the charge related to SBC was $184 million as compared to $134 million in the fourth quarter of 2006. Tax effects related to SBC have also been excluded from these non-GAAP measures. The tax benefit related to SBC was $27 million in the first quarter of 2007 and $35 million in the fourth quarter of 2006. Reconciliations of non-GAAP measures to GAAP operating income, net income, and EPS are included at the end of this release.

Q1 Financial Highlights

Revenues – Google reported revenues of $3.66 billion for the quarter ended March 31, 2007, representing a 63% increase over first quarter 2006 revenues of $2.25 billion and a 14% increase over fourth quarter 2006 revenues of $3.21 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs, or TAC.

Google Sites Revenues – Google-owned sites generated revenues of $2.28 billion, or 62% of total revenues, in the first quarter of 2007. This represents a 76% increase over first quarter 2006 revenues of $1.30 billion and a 15% increase over fourth quarter 2006 revenues of $1.98 billion.

Google Network Revenues – Google’s partner sites generated revenues, through AdSense programs, of $1.35 billion, or 37% of total revenues, in the first quarter of 2007. This represents a 45% increase over network revenues of $928 million generated in the first quarter of 2006 and a 12% increase over fourth quarter 2006 revenues of $1.20 billion.

International Revenues – Revenues from outside of the United States totaled $1.71 billion, representing 47% of total revenues in the first quarter of 2007, compared to 42% in the first quarter of 2006 and 44% in the fourth quarter of 2006. Had foreign exchange rates remained constant from the fourth quarter of 2006 through the first quarter of 2007, our revenues in the first quarter of 2007 would have been $23 million lower. Had foreign exchange rates remained constant from the first quarter of 2006 through the first quarter of 2007, our revenues in the first quarter of 2007 would have been $115 million lower.

Revenues from the United Kingdom totaled $578 million, representing 16% of revenue in the first quarter of 2007, compared to 15% in the first quarter of 2006 and 15% in the fourth quarter of 2006.

Paid Clicks – Aggregate paid clicks, which include clicks related to ads served on Google sites and our AdSense partners, increased approximately 52% over the first quarter of 2006 and approximately 13% over the fourth quarter of 2006.

TAC – Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $1.13 billion in the first quarter of 2007. This compares to TAC of $976 million in the fourth quarter of 2006. TAC as a percentage of advertising revenues was 31% in the first quarter of 2007 and the fourth quarter of 2006.

The majority of TAC expense is related to amounts ultimately paid to our AdSense partners, which totaled $1.05 billion in the first quarter of 2007. TAC is also related to amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $73 million in the first quarter of 2007.

Other Cost of Revenues – Other cost of revenues, which is comprised primarily of data center operational expenses, as well as credit card processing charges, increased to $345 million, or 9% of revenues, in the first quarter of 2007, compared to $307 million, or 10% of revenues, in the fourth quarter of 2006.

Operating Expenses – Operating expenses, other than cost of revenues, were $972 million in the first quarter of 2007, compared to $862 million in the fourth quarter of 2006. These operating expenses included $506 million in payroll-related and facilities expenses, compared to $493 million in the fourth quarter of 2006.

Stock-Based Compensation – In the first quarter of 2007, the total charge related to stock-based compensation was $184 million as compared to $134 million in the fourth quarter of 2006.

We anticipate that we will launch our employee transferable stock options (TSO) program in the second quarter. We expect to incur a modification charge for SBC in accordance with GAAP of approximately $90 million in the second quarter related to vested options as of the end of the quarter and a charge of approximately $170 million over their remaining vesting periods of up to approximately four years related to unvested options. The market value of our stock used to compute the above forecasted modification charges was $476 per share. Also, as a result of allowing eligible options to be transferred in the TSO program, the fair value of each TSO granted in the future will be greater than it otherwise would be, resulting in more stock-based compensation per option.

Before these incremental charges related to the TSO program, we currently estimate stock-based compensation charges for grants to employees prior to April 1, 2007 to be approximately $639 million for 2007. This does not include expenses to be recognized related to employee stock awards that are granted after April 1, 2007 or non-employee stock awards that have been or may be granted. We currently anticipate that dilution related to all equity grants to employees will be at or below 2% this year.

Operating Income – GAAP operating income in the first quarter of 2007 was $1.22 billion, or 33% of revenues. This compares to GAAP operating income of $1.06 billion, or 33% of revenues, in the fourth quarter of 2006. Non-GAAP operating income in the first quarter of 2007 was $1.41 billion, or 38% of revenues. This compares to non-GAAP operating income of $1.20 billion, or 37% of revenues, in the fourth quarter of 2006.

Net Income – GAAP net income for the first quarter of 2007 was $1.0 billion as compared to $1.03 billion in the fourth quarter of 2006. Non-GAAP net income was $1.16 billion in the first quarter of 2007, compared to $997 million in the fourth quarter of 2006. GAAP EPS for the first quarter of 2007 was $3.18 on 315 million diluted shares outstanding, compared to $3.29 for the fourth quarter of 2006, on 313 million diluted shares outstanding. Non-GAAP EPS for the first quarter of 2007 was $3.68, compared to $3.18 in the fourth quarter of 2006.

Income Taxes – Our effective tax rate was 26% for the first quarter of 2007.

Cash Flow and Capital Expenditures – Net cash provided by operating activities for the first quarter of 2007 totaled $1.22 billion as compared to $911 million for the fourth quarter of 2006. In the first quarter of 2007, capital expenditures were $597 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the first quarter of 2007, free cash flow was $623 million.

In 2007, we expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash – As of March 31, 2007, cash, cash equivalents, and marketable securities were $11.9 billion.

On a worldwide basis, Google employed 12,238 full-time employees as of March 31, 2007, up from 10,674 full time employees as of December 31, 2006.

Board of Directors

Google also announced that Eric Schmidt has been elected Chairman of the Board of Directors, and John L. Hennessy, President of Stanford University, has been elected Lead Independent Director. Dr. Schmidt has been a Director since March 2001, and Dr. Hennessy has been a Director since April 2004.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s first quarter 2007 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available at that site. A replay of the call will be available beginning at 7:30 PM (ET) today through midnight Thursday, April 26, 2007 by calling 888-203-1112 in the United States or 719-457-0820 for calls from outside the United States. The required confirmation code for the replay is 4168088.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to the expenses associated with implementing our TSO program, our plans to invest in our business, our expected stock-based compensation charges, the expected dilution related to equity grants to our employees, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, risks related to our hiring patterns, the amount of stock-based compensation we issue to our service providers, the uncertain and complex nature of tax forecasting, the fact that we may have exposure to greater than expected tax liabilities, our need to expend capital to accommodate the growth of the business, the extent to which the number of options outstanding at the time we launch the TSO program is different than our expectations, and the extent to which the variables used to revalue TSOs at the time we launch the TSO program, including the market value and volatility of our stock, are different than our expectations, as well as those risks and uncertainties included under the captions “Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2006, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our report on Form 10-Q for the quarter ended March 31, 2007, which will be filed with the SEC in May 2007. All information provided in this release and in the attachments is as of April 19, 2007, and Google undertakes no duty to update this information.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” and “Reconciliation from net cash provided by operating activities to free cash flow” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income minus stock-based compensation. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FAS 123R, Google’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google's management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, stock-based compensation is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus stock-based compensation, less the related tax effects. In addition, in the fourth quarter of 2006, we subtracted discrete tax items consisting of amounts we were able to deduct from our provision for income taxes as a result of releasing certain reserves upon our entering into an advanced pricing agreement with the IRS and the enactment of the 2006 R&D tax credit in the fourth quarter of 2006. We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully-diluted basis, outstanding as of March 31, 2007. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. In addition, in the fourth quarter of 2006, we excluded the discrete benefits to our provision for income taxes discussed above. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and under Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Q.

Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

DISCLOSURE RELATED TO TRANSFERABLE STOCK OPTION PROGRAM:

Google may file a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Google has filed with the SEC for more complete information about Google and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Google will arrange to send you the prospectus after filing if you request it by calling toll-free 1-866-468-4664 or sending an e-mail to investors@google.com.

Investor Contact:

Maria Shim

650-253-7663

marias@google.com

Media Contact:

Jon Murchinson

650-253-4437

jonm@google.com

Google Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2006*	March 31, 2007
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,544,671	$4,081,340
Marketable securities	7,699,243	7,854,579
Accounts receivable, net of allowance	1,322,340	1,477,090
Deferred income taxes, net	29,713	51,259
Prepaid revenue share, expenses and other assets	443,880	616,506

Total current assets	13,039,847	14,080,774
Prepaid revenue share, expenses and other assets, non-current	114,455	129,903
Non-marketable equity securities	1,031,850	1,030,952
Property and equipment, net	2,395,239	2,826,717
Intangible assets, net	346,841	326,526
Goodwill	1,545,119	1,620,566

Total assets	$18,473,351	$20,015,438

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$211,169	$181,828
Accrued compensation and benefits	351,671	180,708
Accrued expenses and other current liabilities	265,872	300,068
Accrued revenue share	370,364	448,121
Deferred revenue	105,136	105,771
Income taxes payable	375	37,857

Total current liabilities	1,304,587	1,254,353

Deferred revenue, long-term	20,006	20,979
Deferred income taxes, net	40,421	18,821
Income taxes payable, long-term	—	267,209
Other long-term liabilities	68,497	76,866

Stockholders’ equity:
Common stock	309	310
Additional paid-in capital	11,882,906	12,211,590
Accumulated other comprehensive income	23,311	36,942
Retained earnings	5,133,314	6,128,368

Total stockholders’ equity	17,039,840	18,377,210

Total liabilities and stockholders’ equity	$18,473,351	$20,015,438

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2007
	(Unaudited)
Revenues	$2,253,755	$3,663,971

Costs and expenses:
Cost of revenues (including stock-based compensation expense of $2,283, $4,389)	904,119	1,470,426
Research and development (including stock-based compensation expense of $73,086, $120,787)	246,599	408,384
Sales and marketing (including stock-based compensation expense of $15,929, $27,250)	190,943	302,552
General and administrative (including stock-based compensation expense of $23,366, $31,440)	169,395	261,400

Total costs and expenses	1,511,056	2,442,762

Income from operations	742,699	1,221,209
Interest income and other, net	67,919	130,728

Income before income taxes	810,618	1,351,937
Provision for income taxes	218,327	349,775

Net income	$592,291	$1,002,162

Net income per share – basic	$2.02	$3.24

Net income per share – diluted	$1.95	$3.18

Shares used in per share calculation – basic	293,896	309,315

Shares used in per share calculation – diluted	304,123	314,870

Google Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2006	2007
	(Unaudited)
Operating activities
Net income	$592,291	$1,002,162
Adjustments:
Depreciation of property and equipment	95,868	170,289
Amortization of intangibles and warrants	15,290	34,703
In-process research and development	4,000	—
Stock-based compensation	114,664	183,866
Excess tax benefits from stock-based award activity	(77,285)	(74,084)
Other	—	(6,386)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(155,221)	(153,562)
Income taxes, net	216,527	337,702
Prepaid revenue share, expenses and other assets	(26,525)	(185,478)
Accounts payable	30,232	(29,256)
Accrued expenses and other liabilities	(39,295)	(139,886)
Accrued revenue share	51,216	77,864
Deferred revenue	3,042	1,659

Net cash provided by operating activities	824,804	1,219,593

Investing activities
Purchases of property and equipment	(344,938)	(596,893)
Purchases of marketable securities	(13,111,471)	(5,225,160)
Maturities and sales of marketable securities	11,755,756	5,079,364
Acquisitions, net of cash acquired, and purchases of intangible and other assets	(187,964)	(34,441)

Net cash used in investing activities	(1,888,617)	(777,130)

Financing activities
Net proceeds from stock-based award activity	42,611	14,426
Excess tax benefits from stock-based award activity	77,285	74,084

Net cash provided by financing activities	119,896	88,510

Effect of exchange rate changes on cash and cash equivalents	1,922	5,696

Net increase (decrease) in cash and cash equivalents	(941,995)	536,669
Cash and cash equivalents at beginning of year	3,877,174	3,544,671

Cash and cash equivalents at end of period	$2,935,179	$4,081,340

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in thousands, except per share amounts, unaudited):

		Three months ended December 31, 2006						Three months ended March 31, 2007
	GAAP Actual	As a % of revenues	Adjustments		Non-GAAP Results	As a % of revenues	GAAP Actual	As a % of revenues	Adjustments		Non-GAAP Results	As a % of revenues
			134,427	(a)					183,866	(b)

Income from operations	$1,060,594	33.1%	$134,427		$1,195,021	37.3%	$1,221,209	33.3%	$183,866		$1,405,075	38.3%

			134,427	(a)					183,866	(b)
			(34,676	)(c)					(26,768	)(c)
			(90,330	)(d)
			(42,839	)(e)

Net income	$1,030,716		$(33,418)		$997,298		$1,002,162		$157,098		$1,159,260

Net income per share—diluted	$3.29				$3.18		$3.18				$3.68

Shares used in per share calculation—diluted	313,459				313,459		314,870				314,870

(a)	To eliminate $134.4 million of stock-based compensation charges recorded in the fourth quarter of 2006.
(b)	To eliminate $183.9 million of stock-based compensation charges recorded in the first quarter of 2007.
(c)	To eliminate income tax effects related to charges noted in (a) and (b).
(d)	To eliminate $90.3 million of benefit to our provision for income taxes recorded in the fourth quarter because we reduced certain reserves recorded previously. These reserves were no longer necessary as a result of our entering into an Advanced Pricing Agreement with the Internal Revenue Service.
(e)	To eliminate $42.8 million of benefit to our provision for income taxes recorded in the fourth quarter of 2006 as a result of the enactment of the 2006 R&D tax credit. The total benefit was $77.9 million for all of 2006 of which $42.8 million pertained to the first three quarters and the remaining $35.1 million pertained to the fourth quarter.

Reconciliation from net cash provided by operating activities to free cash flow (in thousands, unaudited):

Three months ended March 31, 2007
Net cash provided by operating activities	$1,219,593

Less purchases of property and equipment	(596,893)

Free cash flow	$622,700

The following table presents our revenues, by revenue source, for the periods presented (in thousands, unaudited):

	Three Months Ended March 31,
	2006	2007
Advertising revenues:

Google web sites	$1,297,317	$2,282,121

Google Network web sites	928,376	1,345,329

Total advertising revenues	2,225,693	3,627,450

Licensing and other revenues	28,062	36,521

Revenues	$2,253,755	$3,663,971

The following table presents our revenues, by revenue source, as a percentage of total revenues for the periods presented (unaudited):

	Three Months Ended March 31,
	2006	2007
Advertising revenues:

Google web sites	58%	62%

Google Network web sites	41%	37%

Total advertising revenues	99%	99%

Licensing and other revenues	1%	1%

Revenues	100%	100%